Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise indicates, all references to "Phillips 66 Partners LP," " the Partnership," "us," "our," "we," or similar expressions refer to the legal entity Phillips 66 Partners LP, including its consolidated subsidiaries.

Management's Discussion and Analysis is the Partnership's analysis of its financial performance, financial condition, and significant trends that may affect future performance. It should be read in conjunction with the consolidated financial statements and notes thereto included in Exhibit 99.3 to this Current Report on Form 8-K. It contains forward-looking statements including, without limitation, statements relating to the Partnership's plans, strategies, objectives, expectations and intentions. The words "anticipate," "estimate," "believe," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and similar expressions identify forward-looking statements. The Partnership does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Partnership's disclosures under the heading: "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS," beginning on page 19.

BUSINESS ENVIRONMENT AND EXECUTIVE OVERVIEW

Partnership Overview
Phillips 66 Partners LP is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids (NGL) pipelines and terminals and other transportation and midstream assets. On July 23, 2013, the Partnership's common units began trading on the New York Stock Exchange under the symbol "PSXP." On July 26, 2013, the Partnership completed its initial public offering (the Offering) of 18,888,750 common units representing limited partner interests. On February 13, 2014, the Partnership entered into a Contribution, Conveyance and Assumption Agreement (the Contribution Agreement) with subsidiaries of Phillips 66, to acquire the Gold Line products system and the Medford spheres (collectively, the Acquired Assets) from certain of those subsidiaries (the Gold Line/Medford Acquisition). The transaction closed on February 28, 2014, with an effective date of March 1, 2014 (the Effective Date). For periods prior to the Offering, the historical results of operations include our predecessor for accounting purposes. We refer to our pre-Offering predecessor and the operations of the Acquired Assets prior to their acquisition collectively as "our Predecessors."

On April 30, 2012, ConocoPhillips completed the separation of its downstream businesses into Phillips 66. Accordingly, prior to April 30, 2012, the parent company of our Predecessors was ConocoPhillips, and subsequent to April 30, 2012, the parent company of our Predecessors has been Phillips 66. For ease of reference, we refer to Phillips 66 as the parent of our Predecessors for the periods prior to April 30, 2012. For purposes of related party transactions, ConocoPhillips is not considered a related party for periods after April 30, 2012.

Our assets consist of:

•	Clifton Ridge crude system. A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is a primary source for delivery of crude oil to Phillips 66's Lake Charles Refinery.

•
Sweeny to Pasadena products system. A refined petroleum product pipeline, terminal and storage system extending from Phillips 66's Sweeny Refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the primary distribution outlet for diesel and gasoline produced at Phillips 66's Sweeny Refinery.

•
Hartford Connector products system. A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at the Wood River Refinery (a refinery owned by a joint venture between Phillips 66 and Cenovus Energy Inc.) to third-party pipeline and terminal systems, including the Explorer pipeline system.

•
Gold Line products system. A 681-mile refined petroleum product pipeline system that runs from the Phillips 66-operated refinery in Borger, Texas, to Cahokia, Illinois, with access to Phillips 66's Ponca City Refinery, as well as two parallel 54-mile lateral lines that run from Paola, Kansas, to Kansas City, Kansas. The system has a maximum throughput capacity of 132,000 barrels per day, and includes four terminals located at Wichita, Kansas; Kansas City, Kansas; Jefferson City, Missouri; and Cahokia, Illinois, with an aggregate throughput capacity of 172,000 barrels per day and aggregate storage capacity of 4.3 million barrels.

•
Medford spheres. Two newly-constructed refinery-grade propylene storage spheres located in Medford, Oklahoma, with a total working capacity of 70,000 barrels, that commenced operations in March 2014. The Medford spheres provide an outlet for delivery of refinery-grade propylene from Phillips 66's Ponca City Refinery, through interconnections with third-party pipelines, to Mont Belvieu, Texas.

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines, and terminaling and storing crude oil and refined petroleum products at our terminals. Since we do not own any of the crude oil and refined petroleum products that we handle and do not engage in the trading of crude oil and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

In connection with the Offering and the Gold Line/Medford Acquisition, we entered into multiple commercial agreements with Phillips 66, and amended an existing commercial agreement with Phillips 66. Under these long-term, fee-based agreements, we provide transportation, terminaling and storage services to Phillips 66, and Phillips 66 commits to provide us with minimum quarterly throughput volumes of crude oil and refined petroleum products. We also entered into storage and stevedoring services agreements with Phillips 66 and WRB Refining LP. In connection with the Offering, we entered into an omnibus agreement, an operational services agreement and a tax sharing agreement with Phillips 66. In connection with the Gold Line/Medford Acquisition, we amended the omnibus agreement and operational services agreement. See Note 17—Related Party Transactions, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for a summary of these agreements.

Basis of Presentation
The Gold Line/Medford Acquisition was a transfer of businesses between entities under common control, which requires it to be accounted for as if the transfer had occurred at the beginning of the period of transfer, with financial statements for prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial information has been retrospectively adjusted to include the historical results and financial position of the Acquired Assets prior to the Effective Date. See Note 4—Gold Line/Medford Acquisition, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for additional information.

Our Predecessors' results and financial position were derived from the financial statements and accounting records of Phillips 66. These financial statements reflect the combined historical results of operations, financial position and cash flows of our assets as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within our Predecessors have been eliminated. The assets and liabilities in these financial statements have been reflected on a historical cost basis, because our Predecessors were wholly owned by Phillips 66 and were transferred within the Phillips 66 consolidated group. The statement of income also includes expense allocations for certain functions historically performed by Phillips 66 and not allocated to our assets, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement; and operational support services such as engineering and logistics. These allocations were based on relative values of net properties, plants and equipment (PP&E) and equity method investments, or pipeline miles. Our management believes the assumptions underlying the allocation of expenses from Phillips 66 were reasonable. Nevertheless, the financial statements of our Predecessors may not include all of the actual expenses that would have been incurred had we been a stand-alone publicly traded partnership during the periods presented, and may not reflect our actual results of operations, financial position and cash flows had we been a stand-alone publicly traded partnership during the periods prior to the Offering or the Gold Line/Medford Acquisition in respect of the Acquired Assets. All financial information presented for the periods after the Offering represents the consolidated results of operations, financial position and cash flows of Phillips 66 Partners LP, with retrospective adjustments to include the effect of the Gold Line/Medford Acquisition.

Executive Overview
On July 26, 2013, we completed the Offering of 18,888,750 common units to the public at a price of $23.00 per unit. This raised net proceeds of $404.4 million, after deducting underwriting discounts and commissions, structuring fees and other offering costs of $30.0 million. These proceeds were retained to fund expansion capital expenditures, potential future acquisitions, and other general partnership purposes. Effective March 1, 2014, we completed our first post-Offering acquisition, the Gold Line/Medford Acquisition, for total consideration valued at $700 million.

We reported net income of $99.7 million and generated cash from operations of $101.2 million in 2013, which we used to fund capital expenditures of $36.5 million, make distributions of $37.7 million to Phillips 66, and make post-Offering cash distributions to our unitholders and general partner totaling $11.1 million. As of December 31, 2013, we had cash and cash equivalents of $425.1 million and a $250 million unused revolving credit facility, with the flexibility to expand it by up to an additional $250 million. In the first quarter of 2014, we declared our fourth quarter cash distribution of $0.2248 per unit (paid in the first quarter of 2014), representing an increase of 5.8 percent over the minimum quarterly distribution of $0.2125 per unit.

We continue to focus on the following strategic areas:

•
Maintain safe and reliable operations. We are committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe to be key components in generating stable cash flows. We strive for operational excellence by utilizing Phillips 66's existing programs to integrate health, occupational safety, process safety and environmental principles throughout our business with a commitment to continuous improvement. We continue to employ Phillips 66's rigorous training, integrity and audit programs to drive ongoing improvements in both personal and process safety as we strive for zero incidents.

•
Focus on fee-based businesses supported by contracts with minimum volume commitments and inflation escalators. We are focused on generating stable and predictable cash flows by providing fee-based transportation and midstream services to Phillips 66 and third parties. In connection with the Offering and the Gold Line/Medford Acquisition, we entered into multiple long-term, fee-based commercial agreements with Phillips 66 that include minimum volume commitments and inflation escalators. We believe these agreements will substantially mitigate volatility in our cash flows by reducing our direct exposure to commodity price fluctuations.

•
Grow through strategic acquisitions. We plan to pursue strategic acquisitions of assets from Phillips 66 as well as third parties. We believe Phillips 66 will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. We also may have opportunities to pursue the acquisition or development of additional assets jointly with Phillips 66.

•
Optimize existing assets and pursue organic growth opportunities. We will seek to enhance the profitability of our existing assets by pursuing opportunities to increase throughput and storage volumes, as well as by managing costs and improving operating efficiencies. We also intend to consider opportunities to increase revenue on our pipeline, terminal and storage systems by evaluating and capitalizing on organic expansion projects that may arise in the markets we serve.

How We Evaluate Our Operations
Our management uses a variety of financial and operating metrics to analyze our performance, including: (1) volumes (including pipeline throughput and storage terminal volumes); (2) operating and maintenance expenses; (3) net income (loss) before income taxes, net interest expense, depreciation and amortization (EBITDA); and (4) distributable cash flow.

Volumes
The amount of revenue we generate primarily depends on the volumes of crude oil and refined petroleum products that we handle in our pipeline and terminal assets. These volumes are primarily affected by the supply of, and demand for, crude oil and refined petroleum products in the markets served directly or indirectly by our assets, as well as the operational status of the refineries served by our assets. Phillips 66 has committed to minimum volumes under our commercial agreements.

Operating and Maintenance Expenses
Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses (including contractor services), utility costs, and repairs and maintenance expenses. These expenses generally remain relatively stable across broad ranges of throughput volumes, but can fluctuate from period to period depending on the mix of activities, particularly maintenance activities, performed during that period. Although we seek to manage our maintenance expenditures on our pipelines, terminals and storage facilities to avoid significant variability in our quarterly cash flows, we balance this approach with our high standards of safety and environmental stewardship, such that critical maintenance is performed regularly.

Our operating and maintenance expenses are also affected by volumetric gain/loss resulting from variances in meter readings and other measurement methods, as well as volume fluctuations due to pressure and temperature changes. Under certain commercial agreements with Phillips 66, the value of any crude oil or refined petroleum product volumetric gain/loss is determined by reference to the monthly average reference price for the applicable commodity. Any gains and losses under these provisions decrease or increase, respectively, our operating and maintenance expenses in the period in which they are realized. These contractual volumetric gain/loss provisions could increase variability in our operating and maintenance expenses.

EBITDA and Distributable Cash Flow
We define EBITDA as net income (loss) before income taxes, net interest expense, depreciation and amortization. Distributable cash flow is generally defined as EBITDA less net interest paid, maintenance capital expenditures and income taxes paid, plus adjustments for deferred revenue from minimum volume commitments and certain non-cash items. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow and EBITDA are not presentations made in accordance with accounting principles generally accepted in the United States of America (GAAP). EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may find useful to assess:

•	Our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods.

•	The ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders.

•	Our ability to incur and service debt and fund capital expenditures.

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The GAAP measures most directly comparable to EBITDA and distributable cash flow are net income and net cash provided by operating activities. EBITDA and distributable cash flow should not be considered as alternatives to GAAP net income or net cash provided by operating activities. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. EBITDA and distributable cash flow should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Factors Affecting the Comparability of Our Financial Results
The Partnership's results of operations may not be comparable to our Predecessors' historical results of operations for the reasons described below:

Revenues
Most of our revenues are generated from the commercial agreements that we entered into with Phillips 66 in connection with the Offering and under which Phillips 66 agrees to pay us tariffs for transporting crude oil and refined petroleum products on our pipeline systems and fees for providing terminaling and storage services at our terminals and storage facilities. These contracts contain minimum volume commitments and, in many cases, tariffs and fees that are higher than our Predecessors' historical rates. Accordingly, revenue increased during 2013 compared with our Predecessors' historical revenues as a result of these new agreements.

Expenses
Our Predecessors' operating and maintenance and general and administrative expenses included direct charges for the management and operation of our assets and certain overhead and shared services expenses allocated by Phillips 66, as well as certain overhead expenses allocated by ConocoPhillips through April 30, 2012. Allocations for operating and maintenance services included such items as engineering and logistics support. Allocations for general and administrative services included such items as information technology, legal, human resources and other financial and administrative services. These expenses were charged or allocated to our Predecessors based on the nature of the expenses and our proportionate share of (1) net PP&E and equity-method investments, or (2) pipeline miles. Under our amended omnibus agreement and amended operational services agreement, Phillips 66 continues to charge us a combination of fixed and reimbursable charges for administrative and operational services, which are comparable in the near term to those charged or allocated to our Predecessors. We also incur incremental general and administrative expenses as a result of being a stand-alone publicly traded partnership, as well as incremental insurance costs.

Financing
There are differences in the way we finance our operations as compared to the way our Predecessors financed our operations. Historically, our Predecessors' operations were financed as part of Phillips 66's (and, prior to April 30, 2012, ConocoPhillips') integrated operations, and our Predecessors did not record any separate costs associated with financing our operations. Additionally, our Predecessors largely relied on internally generated cash flows and capital contributions from Phillips 66 to satisfy their capital expenditure requirements. Subsequent to the Offering, we intend to make cash distributions to our unitholders at a minimum distribution rate of $0.2125 per unit per quarter ($0.85 per unit on an annualized basis). Based on the terms of our cash distribution policy, we will distribute to our unitholders and our general partner most of the excess cash generated by our operations. We retained approximately $404.4 million from the net proceeds of the Offering for general partnership purposes, including potential future acquisitions from Phillips 66 and third parties, as well as potential future expansion capital expenditures. To the extent we do not fund acquisitions and expansion capital expenditures with proceeds from the Offering, we will fund them primarily from external sources, including borrowings under our $250 million revolving credit facility and future issuances of equity and debt securities, as well as related party financing with Phillips 66.

Separation of Phillips 66 from ConocoPhillips
Effective April 30, 2012, ConocoPhillips engaged in a separation of its downstream businesses into an independent, publicly traded company, Phillips 66, through the distribution of Phillips 66 common stock to the stockholders of ConocoPhillips (the Separation). Phillips 66's consolidated financial statements do not include all of the actual expenses that would have been incurred had Phillips 66 been a stand-alone company during periods prior to the Separation and may not reflect Phillips 66's consolidated results of operations, financial position and cash flows had Phillips 66 been a stand-alone company during those periods. Actual costs that would have been incurred if Phillips 66 had been a stand-alone company depend upon multiple factors that include organizational structure and strategic decisions made in various areas, including information technology and infrastructure. Subsequent to the Separation, Phillips 66 began performing these functions using internal resources or services provided by third parties, certain of which were provided by ConocoPhillips during a transition period pursuant to a transition services agreement. As a result, our Predecessors' historical financial statements for periods prior to the Separation do not include all of the actual expenses that would have been allocated to our Predecessors had Phillips 66 been a stand-alone company during periods prior to the Separation.

Business Environment
Subsequent to the Offering, we generate substantially all of our revenue under long-term, fee-based agreements with Phillips 66. These agreements are intended to promote cash flow stability and minimize our direct exposure to commodity price fluctuations. Because we do not take ownership of the crude oil or products that we transport and store for our customers, and we do not engage in the trading of any commodities, our direct exposure to commodity price fluctuations is limited to the loss allowance provisions in our tariffs included in our commercial agreements with Phillips 66. We also have indirect exposure to commodity price fluctuations to the extent such fluctuations affect the shipping patterns of Phillips 66 or our other future customers. Our throughput volumes depend primarily on the volume of crude oil processed and refined petroleum products produced at Phillips 66's refineries with which our assets are integrated, which in turn is primarily dependent on Phillips 66's refining margins and maintenance schedules. Refining margins depend on the cost of crude oil or other feedstocks and the price of refined petroleum products. These prices are affected by numerous factors beyond our or Phillips 66's control, including the domestic and global supply of and demand for crude oil and refined petroleum products. While we believe we have substantially mitigated our indirect exposure to commodity price fluctuations through the minimum volume commitments in our commercial agreements with Phillips 66 during the respective terms of those agreements, our ability to execute our growth strategy in our areas of operation will depend, in part, on the availability of attractively priced crude oil in the areas served by our crude oil pipelines, as well as demand for refined petroleum products in the markets served by our refined petroleum product pipelines and terminals.

RESULTS OF OPERATIONS

	Millions of Dollars
	Year Ended December 31
	2013*	2012*	2011*
Revenues
Transportation and terminaling services—related parties	$181.9	141.8	134.6
Transportation and terminaling services—third parties	5.1	3.5	5.2
Other income	0.2	—	—
Total revenues	187.2	145.3	139.8

Costs and Expenses
Operating and maintenance expenses	51.2	52.4	49.2
Depreciation	14.3	13.6	12.8
General and administrative expenses	16.5	13.4	10.1
Taxes other than income taxes	4.7	4.4	4.1
Interest and debt expense	0.3	—	—
Other expenses	—	0.1	0.1
Total costs and expenses	87.0	83.9	76.3
Income before income taxes	100.2	61.4	63.5
Provision for income taxes	0.5	0.3	0.3
Net Income	$99.7	61.1	63.2
Less: Net income attributable to predecessors	70.8
Net income attributable to the Partnership	28.9
Less: General partner's interest in net income attributable to the Partnership	0.6
Limited partners' interest in net income attributable to the Partnership	$28.3

EBITDA	$114.8	75.0	76.3

Distributable cash flow	$30.4
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

	Year Ended December 31
	2013*	2012*	2011*
	Thousands of Barrels Daily
Pipeline, Terminal and Storage Volumes
Pipelines**
Crude oil throughput	272	242	237
Refined product throughput	400	395	373
Total	672	637	610

Terminals
Crude Oil
Storage volumes	208	193	196
Terminaling throughput	175	174	182
Refined Products
Terminaling throughput	391	405	373
Total	774	772	751

	Dollars per Barrel
Revenue Per Barrel
Average pipeline revenue per barrel	$0.52	0.45	0.45
Average terminaling and storage revenue per barrel	0.22	0.15	0.15
* Operating data has been retrospectively adjusted for the Gold Line/Medford Acquisition.
** Represents the sum of volumes transported through each separately tariffed pipeline segment.

The following tables present reconciliations of EBITDA and distributable cash flow to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, for each of the periods indicated.

	Millions of Dollars
	Year Ended December 31
	2013*	2012*	2011*
Reconciliation to Net Income
Net income	$99.7	61.1	63.2
Add:
Depreciation	14.3	13.6	12.8
Net interest expense	0.1	—	—
Amortization of deferred rentals	0.2	—	—
Provision for income taxes	0.5	0.3	0.3
EBITDA	114.8	75.0	76.3
Less:
EBITDA attributable to predecessors	82.8
EBITDA attributable to the Partnership	32.0
Plus:
Adjustments related to minimum volume commitments	—
Phillips 66 prefunded projects	0.8
Other	0.4
Less:
Net interest paid	0.1
Income taxes paid	—
Maintenance capital expenditures	2.7
Distributable cash flow	$30.4
* Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

	Millions of Dollars
	Year Ended December 31
	2013*	2012*	2011*
Reconciliation to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$101.2	76.3	75.9
Add:
Net interest expense	0.1	—	—
Provision for income taxes	0.5	0.3	0.3
Changes in working capital	11.7	(5.9)	(2.4)
Accrued environmental costs	1.1	1.8	0.5
Other	0.2	2.5	2.0
EBITDA	114.8	75.0	76.3
Less:
EBITDA attributable to our Predecessors	82.8
EBITDA attributable to the Partnership	32.0
Plus:
Adjustments related to minimum volume commitments	—
Phillips 66 prefunded projects	0.8
Other	0.4
Less:
Net interest paid	0.1
Income taxes paid	—
Maintenance capital expenditures	2.7
Distributable cash flow	$30.4
* Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

Statement of Income Analysis

2013 vs. 2012

Revenues increased $41.9 million, or 29 percent, in 2013, primarily attributable to:

•
Higher terminaling and storage fees in 2013, particularly at our Clifton Ridge terminal. Effective January 1, 2013, the structure of the fees we charge Phillips 66 for terminaling services provided at our Clifton Ridge terminal was changed, replacing a cost-plus arrangement with a fixed-fee, volume-based structure.

•
Increased pipeline tariff rates in 2013, particularly on our Clifton Ridge crude pipelines. The tariff rates in the first six months of 2013 were $0.0800, $0.0500 and $0.0100 per barrel for volumes transported on our Clifton Ridge to Lake Charles refinery pipeline, our Shell to Clifton Ridge pipeline, and our Pecan Grove to Clifton Ridge pipeline, respectively, compared with $0.0050, $0.0025 and $0 per barrel in 2012. The tariff rates for each pipeline are subject to adjustment in July of each year. As such, effective in July 2013, the tariff rates were further increased on our Clifton Ridge crude pipelines, Sweeny to Pasadena products pipelines, Hartford Connector products pipelines and Gold Line products pipelines.

•
Higher pipeline and terminaling throughput volumes on our Gold Line products system, reflecting increased refinery output at the Borger Refinery, primarily due to the absence of major refinery turnaround activities in the fourth quarter of 2012.

•
Higher revenues realized under loss allowance provisions in 2013, mainly due to a newly established loss allowance provision on our Sweeny to Pasadena pipelines effective in March 2013 and higher loss allowance revenues on our Clifton Ridge pipelines.

These increases were partially offset by lower pipeline and terminal throughput volume on our Sweeny to Pasadena products system, reflecting lower refinery output at the Sweeny Refinery due to scheduled maintenance turnaround activity in the first quarter of 2013 and unplanned power outages during the first half of 2013.

Operating and maintenance expenses decreased $1.2 million, or 2 percent, in 2013, mainly due to lower environmental costs on our Gold Line products system and Clifton Ridge crude system, partially offset by higher tank and marine dock maintenance costs at our Pasadena and Hartford terminals, repairs associated with a pipeline flange at our Pasadena terminal, and dredging work and tank repairs at our Clifton Ridge marine terminal, as well as higher insurance expenses associated with operating as a stand-alone publicly traded partnership. Operating and maintenance expenses included volumetric gains of $1.1 million in 2013, compared with $2.2 million in 2012.

Depreciation expense increased $0.7 million, or 5 percent, in 2013, mainly due to higher depreciation on the Gold Line products system resulting from asset write-downs, partially offset by lower depreciation on our Clifton Ridge crude system driven by asset retirements in 2012.

General and administrative expenses increased $3.1 million, or 23 percent, in 2013, primarily reflecting incremental expenses associated with operating as a stand-alone publicly traded partnership, and higher expense allocations from Phillips 66 due to Phillips 66's increased costs associated with being a stand-alone company subsequent to its separation from ConocoPhillips.

Interest and debt expense increased $0.3 million in 2013. In connection with the Offering, we entered into a $250 million senior unsecured revolving credit facility. The $0.3 million of interest and debt expense consisted of commitment fees and amortization of debt issuance costs.

See Note 15—Income Taxes, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for information regarding our provision for income taxes and effective tax rate.

2012 vs. 2011

Revenues increased $5.5 million, or 4 percent, in 2012, primarily attributable to:

•	Increased pipeline tariffs in 2012, particularly on our Gold Line and Sweeny to Pasadena products pipelines, which had tariff increases of more than 5 percent.

•
Increased terminaling and storage fees in 2012, particularly at our Hartford terminal, which had higher storage and barge loading rates, as well as our Pasadena terminal, which had higher diesel and gasoline rack rates.

•
Higher throughput volumes in 2012 on our Hartford Connector pipelines, primarily reflecting a coker and refinery expansion project at the Wood River Refinery, which increased refined petroleum product yield, including diesel transported on our Hartford Connector pipelines.

•	Higher terminaling throughput volumes in 2012 on our Gold Line products system, primarily driven by higher utilization of our terminaling facilities by Phillips 66.

These increases were partially offset by lower terminaling and storage fees at our Clifton Ridge terminal and lower pipeline throughput volumes on our Gold Line products pipelines. In 2012 and 2011, Clifton Ridge terminal fees were based on a cost-plus-margin arrangement. Our Clifton Ridge terminal experienced lower operating and maintenance expenses in 2012, which led to lower revenue under the cost-plus arrangement. Effective January 1, 2013, our Clifton Ridge terminal replaced its cost-plus arrangement with a fixed-fee, volume-based structure. Lower pipeline throughput volumes on our Gold Line products pipelines reflected lower refinery output at the Borger Refinery, primarily due to major refinery turnaround activities in the fourth quarter of 2012.

Operating and maintenance expenses increased $3.2 million, or 7 percent, in 2012, primarily attributable to higher environmental costs on our Gold Line products system, partially offset by lower maintenance costs at our Clifton Ridge terminal, as well as the timing of maintenance activities at other facilities. Operating and maintenance expenses included volumetric gains of $2.2 million in 2012, compared with $2.3 million in 2011.

Depreciation increased $0.8 million, or 6 percent, in 2012, primarily due to higher depreciation at our Hartford terminal, reflecting the installation and startup of two new tanks in April 2011, and on our Sweeny to Pasadena pipelines, due to the retirement of a replaced control system.

General and administrative expenses increased $3.3 million, or 33 percent, in 2012, primarily reflecting higher expense allocations from Phillips 66 due to Phillips 66's increased costs associated with being a stand-alone company during the last eight months of 2012. In addition, Phillips 66 allocations related to compensation and benefit costs increased during 2012.

CAPITAL RESOURCES AND LIQUIDITY
Significant Sources of Capital
Historically, our Predecessors' sources of liquidity included cash generated from operations and funding from Phillips 66. Prior to the Offering and the Gold Line/Medford Acquisition in respect of the Acquired Assets, our Predecessors participated in Phillips 66's centralized cash management system; accordingly, the cash receipts were deposited in Phillips 66's or its subsidiaries' bank accounts, all cash disbursements were made from those accounts, and our Predecessors maintained no bank accounts dedicated solely to our assets. As a result, our Predecessors' historical financial statements reflected no cash balances. In connection with the Offering, we established separate bank accounts, and Phillips 66 continues to provide treasury services on our general partner’s behalf under our amended omnibus agreement. Our ongoing sources of liquidity following the Offering include cash generated from operations, borrowings under our revolving credit facility and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, to meet our long-term capital expenditure requirements, and to make quarterly cash distributions.

Operating Activities
During 2013, cash of $101.2 million was provided by operating activities, a 33 percent improvement over cash from operations of $76.3 million in 2012. The improvement was driven by higher revenues due to higher tariffs, higher terminaling and storage fees, and increased pipeline and terminal throughput volumes. These increases were partially offset by higher general and administrative expenses, along with unfavorable working capital impacts. Working capital impacts primarily reflected lower accrued environmental costs and higher prepaid insurance expenses, as well as increased accounts receivable and payable with Phillips 66 subsequent to the Offering. Accounts receivable and payable of our Predecessors with Phillips 66 were reflected in the "Net distributions to Phillips 66 from predecessors" line of "Cash Flows From Financing Activities" on our consolidated statement of cash flows included in Exhibit 99.3 to this Current Report on Form 8-K.

During 2012, cash of $76.3 million was provided by operating activities, a 1 percent improvement over cash from operations of $75.9 million in 2011. The improvement was driven by favorable working capital impacts, primarily driven by higher accrued environmental costs on our Gold Line products system, partially offset by decreased accounts payable reflecting timing of accounts payable balances between year-end 2012 and 2011.

Revolving Credit Facility
On June 7, 2013, we entered into a $250 million senior unsecured revolving credit agreement (Credit Agreement) with a syndicate of financial institutions, which became effective upon the closing of the Offering on July 26, 2013. We have the option to increase the overall capacity of the Credit Agreement by up to an additional $250 million, subject to, among other things, the consent of the existing lenders whose commitments would be increased or any additional lenders providing such additional capacity. The Credit Agreement has an initial five-year term beginning on the day we entered into the Credit Agreement, and we have the option to extend for two additional one-year terms, subject to certain conditions, including the consent of the lenders holding the majority of the commitments and each lender extending its individual commitment. The Credit Agreement includes sub-facilities for swingline loans and letters of credit.

Outstanding borrowings under the Credit Agreement will bear interest, at our option, at either: (a) the Eurodollar rate in effect from time to time plus the applicable margin; or (b) the base rate (as described in the Credit Agreement) plus the applicable margin. The Credit Agreement also provides for customary fees, including administrative agent fees and commitment fees. Commitment fees began to accrue beginning on the date we entered into the Credit Agreement. Prior to our obtaining credit ratings, if ever, the pricing levels for the commitment fee and interest-rate margins will be based on our ratio of total debt to EBITDA (as described in the Credit Agreement) for the prior four fiscal quarters. After we obtain credit ratings, if ever, the pricing levels will be based on our credit ratings in effect from time to time. The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires us to maintain a ratio of total debt to EBITDA for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions). If an event of default occurs under the Credit Agreement and is continuing, the lenders may terminate their commitments and declare the amount of all outstanding borrowings, together with accrued interest and all fees, to be immediately due and payable. Among other things and until such time as we have an investment grade rating, we would not be able to make any cash distributions to our unitholders for so long as an event of default is continuing. As of December 31, 2013, no amount had been drawn under the Credit Agreement.

Note Payable
In connection with the Gold Line/Medford Acquisition, on March 1, 2014, we entered into an Assignment, Assumption and Modification of Note (the Assumption Agreement) with certain subsidiaries of Phillips 66. Pursuant to the Assumption Agreement, we assumed a 5-year, $160 million note payable to a subsidiary of Phillips 66 that bears interest at a fixed rate of 3 percent per annum. Interest on the note is payable quarterly, and all principal and accrued interest are due and payable at maturity on February 28, 2019.

Off-Balance Sheet Arrangements
We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Capital Requirements

Capital Expenditures
Our operations can be capital intensive, requiring investments to expand, upgrade, maintain or enhance existing operations and to meet environmental and operational regulations. Our capital requirements consist of maintenance capital expenditures and expansion capital expenditures. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. In contrast, expansion capital expenditures are those made to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities to grow our business.

Our capital expenditures for the years ended December 31, 2013, 2012 and 2011 were:

	Millions of Dollars
	2013*	2012*	2011*

Capital Expenditures Attributable to our Predecessors	$32.6	32.6	14.6
Capital Expenditures Attributable to the Partnership
Expansion	1.2	—	—
Maintenance	2.7	—	—
Total	3.9	—	—
Total Capital Expenditures	$36.5	32.6	14.6
*Capital expenditures have been retrospectively adjusted for the Gold Line/Medford Acquisition.

Our capital expenditures for the year ended December 31, 2013, were $36.5 million. These capital expenditures were primarily associated with the following activities:

•	Construction of two refinery-grade propylene storage spheres at Medford, Oklahoma.

•
Returning an idled tank back to service, activating an additional bay at the truck rack, and commissioning biodiesel blending services at our Hartford terminal, thereby increasing the terminal's available capacity.

•	The replacement of buried piping with above-ground piping and installation of enhanced measurement and monitoring equipment on our Clifton Ridge crude system.

•	An upgrade of security equipment to comply with regulatory requirements and installation of flow control equipment at our Hartford terminal.

•	The replacement of certain equipment on our Sweeny to Pasadena products system.

•	Expansion of ethanol storage capacity at our Wichita terminal.

Our capital expenditures for the years ended December 31, 2012 and 2011, were $32.6 million and $14.6 million, respectively. These capital expenditures were primarily directed toward the following activities during the two-year period:

•	Construction of two refinery-grade propylene storage spheres at Medford, Oklahoma.

•	Installation of biodiesel tanks and associated equipment at our Hartford and Pasadena terminals.

•	An upgrade of remote monitoring equipment at our Clifton Ridge terminal.

•	Installation of a new tank at our Clifton Ridge terminal.

•	Capacity expansion work at our Hartford terminal.

•	Construction of a biodiesel tank at our Kansas City terminal to improve its biodiesel blending capacity.

•	The replacement and upgrade of certain equipment on our Gold Line products system to improve its operational reliability and efficiency.

We have forecasted capital expenditures to be approximately $23.5 million for the year ending December 31, 2014. The planned capital expenditures are primarily directed toward spending on:

•
Obtaining permit and equipment procurement associated with the construction of a new tank and associated tank dike, activation of a portion of pipeline to connect to a new connection point, activation of an additional bay at the truck rack, and an upgrade of certain pumps on our Hartford Connector products system, thereby increasing the system’s available capacity.

•	The replacement of buried piping with above-ground piping and modifications to improve optionality to receive a wider slate of crude oil grades on our Clifton Ridge crude system.

•	The installation of a meter prover at our Pecan Grove barge dock, thereby increasing the barge dock's available capacity.

•	An upgrade of centralized control center monitoring equipment on our Gold Line products system, thereby improving its operational reliability and efficiency.

•	The replacement and upgrade of certain equipment to improve operational reliability.

We anticipate that the planned maintenance capital expenditures will be funded with cash from operations, the $2.2 million remaining prefunding from Phillips 66 for certain projects at our Clifton Ridge and Hartford terminals pursuant to our amended omnibus agreement, and, if necessary, borrowings under our Credit Agreement. In addition, pursuant to the Contribution Agreement, Phillips 66 prefunded another $2.2 million for a project at our Kansas City terminal. We initially relied upon proceeds retained from the Offering to fund expansion capital expenditures. On March 1, 2014, we utilized $400 million of the proceeds from the Offering to partially fund the Gold Line/Medford Acquisition. Thereafter, we expect to rely primarily upon external financing sources, including borrowings under our Credit Agreement, borrowing from related parties, and the issuance of debt and equity securities, to fund any significant future expansion capital expenditures.

Cash Distributions
For future quarters, we intend to pay at least the minimum quarterly distribution of $0.2125 per unit, which equates to $15.3 million per quarter, or $61.1 million per year, based on the number of common, subordinated and general partner units outstanding as of December 31, 2013.

On January 22, 2014, the Board of Directors of our general partner declared a quarterly cash distribution of $0.2248 per unit, or $16.2 million, that was paid on February 13, 2014, to unitholders of record as of February 4, 2014. Although our partnership agreement requires that we distribute all of our available cash each quarter, we do not otherwise have a legal obligation to distribute any particular amount per common unit.

The following table summarizes our announced quarterly cash distributions related to 2013 financial results:

Quarter Ended	Total Quarterly Cash Distribution Per Unit (Dollars)	Total Quarterly Cash Distribution (Millions of Dollars)	Date of Distribution
September 30, 2013*	$0.1548	$11.1	November 13, 2013
December 31, 2013	0.2248	16.2	February 13, 2014
*The quarterly cash distribution for the third quarter of 2013 was calculated as the minimum quarterly cash distribution of $0.2125 per unit, prorated for the period from July 26, 2013, to September 30, 2013.

Contractual Obligations
The following table summarizes our aggregate contractual obligations as of December 31, 2013:

	Millions of Dollars
	Payments Due by Period*
	Total	Up to 1 Year	Years 2-3	Years 4-5	After 5 Years

Purchase obligations	$13.2	13.2	—	—	—
Other long-term liabilities:
Asset retirement obligations	2.4	—	—	—	2.4
Total	$15.6	13.2	—	—	2.4
* Financial information has been retrospectively adjusted for Gold Line/Medford Acquisition.

In addition to the obligations included in the table above, in conjunction with the Offering and the Gold Line/Medford Acquisition, we are party to an amended omnibus agreement with Phillips 66. The amended omnibus agreement contractually requires us to pay a $27.6 million fixed annual fee to Phillips 66 for certain administrative and operational support services being provided to us. The amended omnibus agreement generally remains in full force and effect so long as Phillips 66 controls our general partner. Due to the indefinite nature of the agreement's term, the fixed fee is not included in the contractual obligations table above. In addition, in connection with the Gold Line/Medford Acquisition, we had accrued environmental costs of $3.4 million associated with the Acquired Assets, which were retained by Phillips 66 after the Effective Date pursuant to the Contribution Agreement. As a result, we did not include this liability in the table above.

Contingencies
From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business may be filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Regulatory Matters
Our interstate common carrier crude oil and refined petroleum products pipeline operations are subject to rate regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act and Energy Policy Act of 1992, and certain of our pipeline systems providing intrastate service are subject to rate regulation by applicable state authorities under their respective laws and regulations. Our pipelines and terminal operations are also subject to safety regulations adopted by the Department of Transportation, as well as to state regulations. For more information on federal and state regulations affecting our business, please see "Items 1 and 2. Business and Properties—Rates and Other Regulations" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 21, 2014.

Legal and Tax Matters
Under our amended omnibus agreement, Phillips 66 provides certain services for our benefit, including legal and tax support services, and we pay an operational and administrative support fee for these services. Phillips 66's legal and tax organizations apply their knowledge, experience and professional judgment to the specific characteristics of our cases and uncertain tax positions. Phillips 66's legal organization employs a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, Phillips 66’s legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required. As of December 31, 2013, we did not have any accrued contingent liabilities. In the case of income-tax-related contingencies, Phillips 66's tax organization monitors tax legislation and court decisions, the status of tax audits and the statute of limitations within which a taxing authority can assert a liability. See Note 15—Income Taxes, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for additional information about income-tax-related contingencies.

Environmental
We are subject to extensive federal, state and local environmental laws and regulations. These laws and regulations, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment at or on our facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of governmental orders that may subject us to additional operational constraints.
Future expenditures may be required to comply with the federal Clean Air Act and other federal, state and local requirements in respect of our various sites, including our pipelines and storage assets. The impact of legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity.

As with all costs, if these expenditures are not ultimately reflected in the tariffs and other fees we receive for our services, our operating results will be adversely affected. We believe that substantially all similarly situated parties and holders of comparable assets must comply with similar environmental laws and regulations. However, the specific impact on each may vary depending on a number of factors, including, but not limited to, the age and location of its operating facilities.

We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. New or expanded environmental requirements, which could increase our environmental costs, may arise in the future. We believe we are in substantial compliance with all legal requirements regarding the environment; however, it is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed, because not all of the costs are fixed or presently determinable (even under existing legislation) and the costs may be affected by future legislation or regulations. At December 31, 2013 and 2012, our Predecessors recorded a total environmental accrual of $3.4 million and $10.5 million, respectively, associated with certain assets acquired in connection with the Offering and the Gold Line/Medford Acquisition. Pursuant to our amended omnibus agreement and the Contribution Agreement, Phillips 66 assumed the responsibility for these accrued environmental liabilities. In the future, we may be involved in environmental assessments, cleanups and proceedings. Please see "Items 1 and 2. Business and Properties—Environmental Regulations" in our Annual Report on Form 10-K filed with the SEC on February 21, 2014, for additional information regarding environmental regulations.

Indemnification
Under our amended omnibus agreement, Phillips 66 will indemnify us for certain environmental liabilities, tax liabilities, and litigation and other matters attributable to the ownership or operation of the assets we acquired in connection with the Offering (Initial Assets) and which arose prior to the closing of the Offering. Indemnification for any unknown environmental liabilities provided therein is limited to liabilities due to occurrences prior to the closing of the Offering and that are identified before the fifth anniversary of the closing of the Offering, subject to an aggregate deductible of $0.1 million before we are entitled to indemnification. Indemnification for litigation matters provided therein (other than currently pending legal actions) is subject to an aggregate deductible of $0.2 million before we are entitled to indemnification. Phillips 66 will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that is identified prior to the fifth anniversary of the closing of the Offering, subject to an aggregate deductible of $0.2 million before we are entitled to indemnification. We have agreed to indemnify Phillips 66 for events and conditions associated with the ownership or operation of the Initial Assets that occur on or after the closing of the Offering and for certain environmental liabilities related to our assets to the extent Phillips 66 is not required to indemnify us.

Excluded Liabilities of the Acquired Assets
Pursuant to the terms of the Contribution Agreement, Phillips 66 assumed the responsibility for any liabilities arising out of or attributable to the ownership or operation of the Acquired Assets, or other activities occurring in connection with and attributable to the ownership or operation of the Acquired Assets, prior to the Effective Date, including the liabilities associated with the construction costs of the Medford spheres. We have assumed, and have agreed to pay, discharge and perform as and when due, all liabilities arising out of or attributable to the ownership or operation of the Acquired Assets or other activities occurring in connection with and attributable to the ownership or operation of the Acquired Assets, from and after the Effective Date.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. See Note 2—Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, for descriptions of our major accounting policies. Certain of these accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts would have been reported under different conditions, or if different assumptions had been used. The following discussions of critical accounting estimates, along with the discussion of contingencies in this report, address all important accounting areas where the nature of accounting estimates or assumptions could be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

Depreciation
We calculate depreciation expense using the straight-line method over the estimated useful lives of our PP&E, currently ranging from 3 years to 45 years. Changes in the estimated useful lives of our PP&E could have a material effect on our results of operations.

Impairments
Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets; generally at a pipeline system or terminal level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future tariffs, volumes, operating costs, and capital project decisions, considering all available information at the date of review.

Asset Retirement Obligations
Under various contracts, permits and regulations, we have legal obligations to remove tangible equipment and restore the land at the end of operations at certain operational sites. Our largest asset removal obligations involve the abandonment or removal of pipeline. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are many years, or decades, in the future and the contracts and regulations often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.

Environmental Costs
In addition to asset retirement obligations discussed above, under the above or similar contracts, permits and regulations, we have certain obligations to complete environmental-related projects. These obligations are primarily related to historical releases of refined petroleum products. Future environmental remediation costs are difficult to estimate because they are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties.

Goodwill
At December 31, 2013, we had $2.5 million of goodwill recorded in conjunction with past business combinations.  Goodwill, an intangible asset, is not amortized.  Instead, goodwill is subject to annual reviews for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed.  A reporting unit is an operating segment or a component that is one level below an operating segment.  We have determined we have one reporting unit for goodwill impairment testing purposes.  Management must apply its judgment in determining the estimated fair value of our reporting unit for purposes of performing the periodic goodwill impairment test.

Management uses all available information to make this fair value determination, including observed market earnings multiples of comparable companies, our unit price and associated total entity market capitalization and the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets.  In addition, if the estimated fair value of the reporting unit is less than the book value (including the goodwill), further management judgment must be applied in determining the fair values of individual assets and liabilities for purposes of the hypothetical purchase price allocation.  As a result of our annual impairment review in 2013, we concluded that our goodwill was not impaired. However, a lower fair value estimate in the future could result in an impairment.  In addition, a prolonged or significant decline in our unit price could provide evidence of a need to record a material impairment of goodwill.

NEW ACCOUNTING STANDARDS

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-08 "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." This ASU amends the definition of discontinued operations so that only disposals of components of an entity representing major strategic shifts that have a major effect on an entity's operations and financial results will qualify for discontinued operations reporting. The ASU also requires additional disclosures about discontinued operations and individually material disposals that do not meet the definition of a discontinued operation. ASU 2014-08 is effective January 1, 2015, and earlier application is permitted, but only for disposals not previously reported in the financial statements. We are currently evaluating the provisions of ASU 2014-08 and assessing the impact, if any, it may have on our financial position and results of operations. Our initial assessment is that this ASU will result in fewer dispositions qualifying for discontinued operations reporting.

OUTLOOK

Cash Distribution
On April 23, 2014, the Board of Directors of our general partner declared our first quarter cash distribution of $0.2743 per limited partner unit which, combined with distributions to our general partner, resulted in total distributions of $21.1 million for the first quarter of 2014. This distribution was paid May 13, 2014, to unitholders of record as of May 5, 2014.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse fluctuations in interest rates, the exchange rates of foreign currency markets, and commodity prices. Since as of December 31, 2013, we had no debt and operated only in the United States, we were not exposed to interest-rate risk or foreign currency exchange-rate risk.

Commodity Price Risk
As we neither take ownership of the crude oil or products we transport and store for our customers nor engage in commodity trading, we have limited direct exposure to risks associated with fluctuating commodity prices. Certain of our pipeline tariffs include a contractual loss allowance, calculated as a percentage of throughput volume multiplied by the quoted market price of the commodity being shipped. This loss allowance, which comprised 13 percent, 12 percent and 12 percent of total revenues in 2013, 2012 and 2011, respectively, is more volatile than tariffs and terminaling fees, as it depends on and fluctuates with commodity prices; however, we do not intend to mitigate this risk to our revenues by hedging this commodity price exposure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements. You can identify our forward-looking statements by the words "anticipate," "estimate," "believe," "budget," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	The continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements.

•	The volume of crude oil and refined petroleum products we transport.

•	The tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators.

•	Changes in revenue we realize under the loss allowance provisions of our regulated tariffs resulting from changes in underlying commodity prices.

•	Fluctuations in the prices for crude oil and refined petroleum products.

•	Changes in global economic conditions and the effects of a global economic downturn on the business of Phillips 66 and the business of its suppliers, customers, business partners and credit lenders.

•	Liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil and refined petroleum products.

•
Curtailment of operations due to severe weather disruption; riots, strikes, lockouts or other industrial disturbances; or failure of information technology systems due to various causes, including unauthorized access or attack.

•	Costs or liabilities associated with federal, state and local laws and regulations relating to environmental protection and safety, including spills, releases and pipeline integrity.

•	Costs associated with compliance with evolving environmental laws and regulations on climate change.

•	Costs associated with compliance with safety regulations, including pipeline integrity management program testing and related repairs.

•	Changes in the cost or availability of third-party vessels, pipelines, rail cars and other means of delivering and transporting crude oil and refined petroleum products.

•	Direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war.

•	The factors generally described in "Item 1A. Risk Factors" in our 2013 Annual Report on Form 10-K filed with the SEC on February 21, 2014.